Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United Natural Foods, Inc.:

Under date of October 6, 2006, we reported on the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of July 29, 2006 and July 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended July 29, 2006, which are contained in the July 29, 2006 Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in item 15(a)2. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Providence, Rhode Island
October 6, 2006